Exhibit 6

The following text is an English summary of the foreign language agreement executed in Hebrew.  Such summary is submitted in accordance with Exchange Act Rule 12b-12(d).

Agreement

Entered Into in Tel Aviv on September 8, 2010

Between:	Portel Marketing S.A.
Akava Building, 24 De Castro, Tortola, British Virgin Islands
Represented by Uri Manor
Of 2 Koifman Street, Tel Aviv
	Hereinafter “Portel”	On the One Hand;

And:	Aviv Tzidon, ID 54502422
Of 12 Zlotitzki Street, Tel Aviv
Akava Building, 24 De Castro, Tortola, British Virgin Islands
	Hereinafter “Aviv”	On the Second Hand;

And:	CHUN Holdings Limited Partnership
Israeli Limited Partnership Number 550215594
	Hereinafter the “Partnership”	On the Third Hand;

WHEREAS	Portel and Aviv are limited partners in the Partnership; and

WHEREAS	Portel and Aviv are shareholders, in equal parts, in CHUN Holdings Ltd. (the “Company”) which is the general partner in the Partnership; and

WHEREAS	the Partnership holds 58,142,608 Ordinary Shares, par value NIS 1.00 each (the “Sold Shares”) in the public company R.V.B. Holdings Ltd., company number 520043621 (“RVB”).

Therefore, the parties hereby agree as follows:

1.
The Partnership agrees to sell to Aviv or a company controlled by him (the “Aviv Company”) and Aviv undertakes to purchase, directly and/or through the Aviv Company the Sold Shares, free and clear of any pledge, lien or encumbrance or any third party right (“Free and Clear”) provided the sale and purchase of the Sold Shares shall take place no later than December 31, 2010 (the “Last Date of Purchase by Aviv”) in consideration for 54 million New Israeli Shekels (the “Consideration”).

2.	Should Aviv not purchase the Sold Shares by December 31, 2010, then the right granted to Aviv to purchase the Sold Shares shall expire and be null and void.

3.
Should Aviv not purchase the Sold Shares by December 31, 2010 then Aviv agrees to sell to Portel, or a party on its behalf, and Portel undertakes to purchase from Aviv all his rights in the Partnership and the Company, in consideration for $2.2 million, provided such sale shall take place no later than January 31, 2011.

4.	Should Portel not purchase Aviv’s holdings in the Partnership and the Company by January 31, 2011 this Agreement shall be cancelled and become null and void.

5.	The parties declare that their holdings in the Partnership and the Company are Free and Clear and agree to sell their holdings in such a state.

6.
Upon the purchase of the Sold Shares by Aviv or upon the purchase of Aviv’s rights in the Partnership, all in accordance with the terms of this Agreement, neither party shall have any claim and/or demand against the other party or the Partnership.

In witness hereof:

Portel		Aviv

CHUN Holdings Limited Partnership